UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 30, 2016

Wells Real Estate Fund XIII, L.P.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-49633	58-2438244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5445 Triangle Pkwy., Suite 320, Peachtree Corners, Georgia	30092-2584
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 243-4600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2016, Wells Fund XIII-REIT Joint Venture Partnership (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund XIII, L.P. (the “Registrant”) and Piedmont Operating Partnership, LP, and Charter Communications Holding Company, LLC (“Charter”), an unrelated third party, entered into a lease (the “Lease”), whereby the Joint Venture leased to Charter approximately 64,693 square feet at 8560 Upland Drive, which consists of two one-story office buildings containing approximately 148,000 rentable square feet located in Englewood, Colorado. The term of the Lease is 126 months, commencing on the earlier of May 1, 2017 or the date Charter begins conducting business operations on the premises. Under the Lease, Charter will lease approximately 43% of 8560 Upland Drive. The Registrant owns an equity interest of approximately 28% in the Joint Venture, which owns 100% of 8560 Upland Drive.

Following a six-month base rental abatement period, annual base rent of $11.50 per square foot shall be payable and is scheduled to increase by approximately 3% annually beginning on the 19th month of the Lease. In addition to monthly base rent, Charter will be required to reimburse the Joint Venture for its pro rata share of all operating expenses and real estate taxes for 8560 Upland Drive. Charter is entitled to a landlord-funded tenant allowance not to exceed $20 per square foot. The Lease is subject to termination by Charter at the end of 90 months upon payment of a termination fee in accordance with the Lease. Charter has the right to extend the Lease term for two additional five-year periods at the then current fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XIII, L.P. (Registrant)

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Randy A. Simmons Randy A. Simmons Senior Vice President

Date: January 6, 2017